Exhibit 99.1

NEWS

RELEASE

Investor Relations

314/994-2897

FOR IMMEDIATE RELEASE

Arch Resources Reports Second Quarter 2020 Results

Achieves another strong cost performance in its core metallurgical segment

Makes further significant progress at Leer South, which remains on time and on budget

Drives forward with staffing reductions expected to deliver more than $40 million in annual savings

ST. LOUIS, July 28, 2020 – Arch Resources, Inc. (NYSE: ARCH) today reported a net loss of $49.3 million, or $3.26 per diluted share, in the second quarter of 2020, compared with net income of $62.8 million, or $3.53 per diluted share, in the prior-year period. Arch had negative adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations, and non-operating expenses (“adjusted EBITDA”) 1 of $10.7 million in the second quarter of 2020, which includes a $0.1 million non-cash mark-to-market gain associated with the company’s coal-hedging activities and excludes a $14.5 million gain associated with additional insurance proceeds from a previously disclosed equipment loss at Mountain Laurel. This compares to $105.6 million of adjusted EBITDA recorded in the second quarter of 2019, which included an $8.4 million non-cash mark-to-market gain associated with the company’s coal-hedging activities. Revenues totaled $319.5 million for the three months ended June 30, 2020, versus $570.2 million in the prior-year quarter.

“The Arch team executed at a high level in the second quarter, quickly adjusting to rapidly changing market conditions while taking extensive steps to protect the safety and health of their communities, their co-workers and themselves,” said Paul A. Lang, Arch’s chief executive officer and president. “We believe that, with our top-tier metallurgical assets, the company is well-equipped to manage through the current period of global economic disruption, and equally well-positioned to capitalize on the metallurgical market recovery as it takes shape.”

Arch has implemented rigorous social distancing and hygiene-focused protocols and policies across the organization to reduce virus-related risks to its employees. While the pandemic has pressured commodity markets and precipitated indirect issues for the organization, including customer deferrals, Arch has incurred relatively modest direct impacts on its employee base so far. To date, Arch and its subsidiary operations have had a total of 14 employees test positive for the virus, with 10 of the 14 having returned to work and the others scheduled to do so shortly.

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

“During the quarter, our coking coal franchise maintained its strong operational momentum, achieving highly competitive unit costs despite lower-than-anticipated volume levels associated with customer deferrals,” Lang said. “At the same time, we continued to make excellent progress on the build-out of the world-class Leer South mine, where we are laying the foundation for future value creation and growth. We view our ability to drive forward with this transformational project – even in the current macro environment – as a powerful differentiator in the marketplace.”

While Arch’s legacy thermal segments posted negative margins – the result of low natural gas prices, ongoing increases in subsidized renewables output, and depressed power demand – the company has moved quickly to adjust production rates and cost structures to match the weak demand and lower volume levels.

“Even with the uncertainty in the broader market environment, we expect a solid metallurgical shipping schedule and another strong cost performance from our coking coal portfolio in the year’s back half,” Lang said. “Likewise, we believe higher volume levels and ongoing cost control efforts should lead to an improved financial performance from our legacy thermal assets in the second half of 2020.”

Financial and liquidity update

Shortly after the second quarter ended – on July 2, 2020 – Arch completed a $53.1 million bond offering in the U.S. tax-exempt market through the West Virginia Economic Development Authority. The transaction was more than 10 times oversubscribed, resulting in a highly competitive fixed interest rate of 5.00 percent.

“We appreciate the market’s strong expression of confidence in Arch Resources and its long-term outlook,” said Matthew C. Giljum, Arch’s chief financial officer. “The proceeds from this bond offering will support the ongoing construction of Leer South – which we view as transformational for the company’s future cash-generating potential – while helping to ensure that we maintain ample liquidity during the current period of market uncertainty.”

In keeping with the requirements of the tax-exempt issuance, proceeds from the offering will be used to fund the construction of the mine’s preparation plant and other facilities associated with waste management. Arch received approximately $30 million of cash upon closing – reflecting the amount of qualified expenditures already completed – and will receive the remainder over the next several quarters as work continues.

In addition, second quarter cash flows were augmented by a total of $66 million related to accelerated alternative minimum tax recoveries; a second tranche of insurance proceeds from the previously disclosed equipment loss at Mountain Laurel; receipts from the previously disclosed land settlement with the federal government involving 1970s-era preference right lease applications (PRLAs) in New Mexico; and the deferral of certain payroll taxes associated with the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

Arch ended the second quarter with $217 million of cash and cash equivalents and short-term investments on the balance sheet, and total available liquidity of $303 million, which excludes the approximately $30 million of proceeds received from the tax-exempt bond offering at the time of closing on July 2.

Arch remains sharply focused on cash preservation, and has taken steps to reduce overhead and labor costs significantly and to further trim its 2020 maintenance capital budget, which at the midpoint now stands at $60 million – down 33 percent from the company’s initial 2020 guidance mid-point of $90 million issued in February.

In the second half of the year, Arch also expects cash generation to benefit from an incremental $30 to $35 million in additional receipts associated with the land settlement as well as ongoing payroll tax deferrals. In addition, Arch expects to receive proceeds from the recently completed tax-exempt bond offering in the back half of 2020 of approximately $15 million, reflecting additional qualified capital investments scheduled for completion in the third and fourth quarters.

“We continue to view our solid financial footing as a critical competitive advantage in the marketplace, and remain sharply focused on protecting our liquidity position as we work to bring our cash-flow enhancing Leer South project into production,” Giljum said. “Toward that end, we plan to continue to evaluate additional sources of capital during this ongoing period of uncertainty, as evidenced by our recently completed tax-exempt bond offering. Additionally, we expect our recent cost-cutting initiatives to benefit our cash flow in the second half of the year, which should further strengthen our financial position.”

Operational Update

“During the quarter, our core metallurgical segment – led by our flagship Leer mine – again showcased its first-quartile cost structure, even as we worked to address customer deferrals totaling more than 300,000 tons,” said John T. Drexler, Arch’s chief operating officer. “We continue to work closely with our strong and diverse customer base to preserve the value of our carefully cultivated contract book, and expect to make up the majority of the deferred tons during the remainder of 2020. As a result, we anticipate a significant step-up in coking coal shipments in the year’s second half, along with strong operational execution and a continuation of our best-in-class cost performance.”

While Arch’s two thermal segments reported negative cash margins for the quarter, the company moved quickly to adjust its thermal segment cost structures to reflect reduced volume levels. During the second quarter, Arch conducted voluntary separation programs (VSPs) at each of its thermal operations, resulting in the elimination of approximately 200 positions, and bringing the number of corporate and thermal subsidiary positions eliminated to date during 2020 to more than 250. This streamlining process is expected to result in annual cost savings of more than $40 million. The company took a one-time, $7.4 million charge in the second quarter – in addition to the $5.8 million charge it took in the first quarter – related to the VSPs. All told, Arch has now reduced its combined corporate and thermal workforce by approximately 560 positions – or roughly 25 percent – over the course of the past 12 months, via VSPs and normal attrition.

“We view these adjustments as absolutely necessary given the intense competitive pressure from low-priced natural gas and subsidized renewables,” Drexler said. “At the same time, we are pleased that we have been able to rightsize staffing levels and streamline the organization in a manner that serves both the company’s needs and the personal interests of our employees.”

	Metallurgical
	2Q20	1Q20	2Q19
Tons sold (in millions)	1.5	1.8	1.9
Coking	1.3	1.5	1.6
Thermal	0.2	0.2	0.3
Coal sales per ton sold	$76.17	$82.35	$115.87
Coking	$84.26	$92.53	$131.91
Thermal	$18.12	$18.93	$29.05
Cash cost per ton sold	$61.95	$58.42	$62.07
Cash margin per ton	$14.22	$23.93	$53.80

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures." Mining complexes included in this segment are Beckley, Leer, Mountain Laurel and Leer South/Sentinel.

During the second quarter, Arch’s metallurgical segment shipped 1.3 million tons of coking coal and achieved per-ton costs of $61.95, despite the cost impact of the previously discussed customer deferrals. The segment’s cash margins declined to $14.22 per ton, due principally to the impact of market weakness on both price realizations and volumes. Looking ahead to the year’s second half, Arch expects increased shipment levels to support an improved segment contribution and a continued strong cost performance.

	Powder River Basin
	2Q20	1Q20	2Q19
Tons sold (in millions)	10.6	14.2	17.1
Coal sales per ton sold	$12.36	$12.32	$12.08
Cash cost per ton sold	$12.92	$12.45	$11.29
Cash margin per ton	$(0.56)	$(0.13)	$0.79

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures." Mining complexes included in this segment are Black Thunder and Coal Creek.

Powder River Basin shipments declined significantly in the second quarter – to 10.6 million tons – as low natural gas prices and weak power demand eroded domestic thermal coal requirements significantly. The lower volume levels exerted significant upward pressure on per-ton costs and contributed to a negative cash margin of $0.56 per ton. Arch believes that higher volume levels – coupled with ongoing cost reduction efforts – should result in an improved segment performance in the second half of 2020.

	Other Thermal
	2Q20	1Q20	2Q19
Tons sold (in millions)	1.0	0.7	1.9
Coal sales per ton sold	$29.80	$34.32	$39.09
Cash cost per ton sold	$35.36	$36.61	$33.62
Cash margin per ton	$(5.56)	$(2.29)	$5.47

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures." Mining complexes included in this segment are Coal-Mac, Viper and West Elk. Coal-Mac is included through December 13, 2019, the date of divestiture.

In the Other Thermal segment, difficult conditions in both domestic and seaborne markets – coupled with a month-long shutdown at the Viper mine due to the failure of the mine’s primary customer to take deliveries – led to a cash loss during the quarter. The segment’s performance should benefit from steadier operating rates and a modest recovery in domestic demand in the year’s second half.

Leer South

“Our transformational growth project at Leer South remains on time and on budget,” Drexler said. “By maintaining our forward progress during this period of economic uncertainty and supply rationalization, we believe we are greatly increasing the likelihood that we will be able to ramp the mine’s initial longwall production into a strengthening coking coal market environment.”

Longwall production at Leer South is expected to commence in the third quarter of 2021. When fully operational, the mine is expected to produce up to four million tons of High-Vol A coking coal annually for sale into global metallurgical markets, and to operate in tandem with Arch’s flagship Leer mine for the next 20 years or more.

Arch expended approximately $46 million on Leer South’s development during the second quarter, and reaffirmed that it expects to invest a total of $360 million to $390 million in total on the mine’s buildout. At June 30, 2020, the company had expended a total of $211 million on the project, which is roughly 56 percent of the total projected spend at the mid-point of guidance.

Market conditions

After a very challenging first half, global steel markets appear to be shifting slowly into recovery mode. While steel prices remain under pressure, steel producers have recently moved to restart select, previously idled blast furnaces, and mill utilization rates are inching up as well, with the average capacity factor at U.S. steel mills approaching 59 percent this past week. Automotive plants – which constitute a core market for high-quality, primary steel – have resumed operations in Europe and North America, and Chinese automotive output was up in May on a year-over-year basis. In fact, the Chinese steel industry, which is the source of more than half the world’s steel output, now appears to be in expansion mode, with 2020 steel production on course to exceed 2019 levels, according to the World Steel Association.

Meanwhile, coking coal markets remain at depressed levels. The assessed price of premium High-Vol A coking coal – Arch’s principal product – is now trading at $109 per metric ton, $4 above its recent low-water mark. While global demand remains muted, sales inquiries appear to be picking up in specific regions. Chinese seaborne coking coal imports, for instance – excluding land-based Mongolian shipments – are up nearly 70 percent year-to-date.

On the supply side, high-cost production is being rationalized at a fairly brisk pace, particularly in North America, although more cuts will be needed to balance the market. U.S. coking coal production was down an estimated 15 percent in the first quarter of 2020 when compared to the second quarter of 2019, just before coking coal prices started to retrace appreciably. Moreover, Australia is struggling to maintain last year’s production levels in the face of weak pricing, operating disruptions at certain mines, and limited capital investment in recent years, and Canadian producers are guiding to significantly lower 2020 production as well.

Thermal markets remain intensely challenging. Arch expects U.S. thermal demand to decline by more than 130 million tons in 2020, following a nearly 100-million-ton decline in 2019. Exacerbating the situation, U.S. power plants hold an estimated four months of inventory in stockpiles at present – likely an all-time high. Arch expects the downward trend in U.S. thermal demand to continue as incremental combined cycle gas and subsidized renewable capacity comes online, and as coal plant retirements continue. At the same time, both Atlantic and Pacific basin export markets remain closed to virtually all U.S. output given current demand and pricing levels. As discussed, Arch is taking aggressive actions across the organization to drive down costs and enhance the competitiveness of its thermal coal in the marketplace.

Outlook

	2020
	Tons	$ per ton
Metallurgical (in millions of tons)
Committed, Priced Coking North American	1.6	$106.60
Committed, Unpriced Coking North American	-
Committed, Priced Coking Seaborne	2.4	$83.46
Committed, Unpriced Coking Seaborne	1.9
Total Committed Coking	5.9

Committed, Priced Thermal Byproduct	0.6	$18.53
Committed, Unpriced Thermal Byproduct	0.3
Total Committed Thermal Byproduct	0.9

Powder River Basin (in millions of tons)
Committed, Priced	57.6	$12.36
Committed, Unpriced	0.6
Total Committed	58.2

Other Thermal (in millions of tons)
Committed, Priced	3.5	$31.10
Committed, Unpriced	0.2
Total Committed	3.7

Corporate (in $ millions)
D,D&A	$120.0 - $125.0
ARO Accretion	$18.0 - $20.0
S,G&A - cash	$62.0 - $66.0
S,G&A - non-cash	$16.0 - $18.0
Net Interest Expense	$10.0 - $12.0
Capital Expenditures	$270.0 - $290.0
Tax Provision (%)	Approximately 0%

“With our low-cost metallurgical assets, skilled workforce, high-quality product slate, solid book of coking coal business and best-in-class metallurgical growth project, we believe Arch is poised to excel as the global economy recovers and the world returns to expansion mode,” Lang concluded. “Moving forward, we plan to continue our sharp focus on driving operational excellence across our mining portfolio; protecting our strong financial footing; maintaining our staunch commitment to industry-leading safety practices and environmental stewardship; and forging ahead with Leer South, which we believe will set the stage for greater cash generation and value creation in the future.”

Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “should,” “appears,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from the COVID-19 pandemic, including its adverse effects on businesses, economies, and financial markets worldwide; from changes in the demand for our coal by the global electric generation and steel industries; from our ability to access the capital markets on acceptable terms and conditions; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves; from operational, geological, permit, labor and weather-related factors; from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan; from our ability to successfully integrate the operations that we acquire; from our ability to complete the joint venture transaction with Peabody Energy in a timely manner, including obtaining regulatory approvals and satisfying other closing conditions; from our ability to achieve expected synergies from the joint venture; from our ability to successfully integrate the operations of certain mines in the joint venture; from our ability to generate significant revenue to make payments required by, and to comply with restrictions related to, our tax-exempt bonds; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Revenues	$319,521	$570,222	$724,753	$1,125,405

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	316,348	451,088	691,347	889,559
Depreciation, depletion and amortization	30,167	26,535	61,475	51,873
Accretion on asset retirement obligations	4,986	5,137	9,992	10,274
Change in fair value of coal derivatives and coal trading activities, net	(129)	(8,400)	614	(21,381)
Selling, general and administrative expenses	19,738	25,209	42,483	49,298
Costs related to proposed joint venture with Peabody Energy	7,851	3,018	11,515	3,018
Severance costs related to voluntary separation plan	7,437	-	13,265	-
Gain on property insurance recovery related to Mountain Laurel longwall	(14,518)	-	(23,518)	-
(Gain) loss on divestitures	(1,369)	4,304	(1,369)	4,304
Other operating income, net	(5,704)	(3,239)	(11,874)	(4,889)
	364,807	503,652	793,930	982,056

Income (loss) from operations	(45,286)	66,570	(69,177)	143,349

Interest expense, net
Interest expense	(3,523)	(4,375)	(6,911)	(8,807)
Interest and investment income	1,793	2,088	3,052	4,231
	(1,730)	(2,287)	(3,859)	(4,576)

Income (loss) before nonoperating expenses	(47,016)	64,283	(73,036)	138,773

Nonoperating (expenses) income
Non-service related pension and postretirement benefit costs	(1,102)	(1,336)	(2,198)	(3,102)
Reorganization items, net	-	(16)	26	71
	(1,102)	(1,352)	(2,172)	(3,031)

Income (loss) before income taxes	(48,118)	62,931	(75,208)	135,742
Provision for (benefit from) income taxes	1,206	91	(585)	161

Net income (loss)	$(49,324)	$62,840	$(74,623)	$135,581

Net income (loss) per common share
Basic EPS	$(3.26)	$3.80	$(4.93)	$7.97
Diluted EPS	$(3.26)	$3.53	$(4.93)	$7.45

Weighted average shares outstanding
Basic weighted average shares outstanding	15,145	16,543	15,142	17,018
Diluted weighted average shares outstanding	15,145	17,781	15,142	18,190

Dividends declared per common share	$-	$0.45	$0.50	$0.90

Adjusted EBITDA (A)	$(10,732)	$105,564	$2,183	$212,818

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

Arch Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$150,022	$153,020
Short-term investments	67,237	135,667
Trade accounts receivable	118,835	168,125
Other receivables	2,960	21,143
Inventories	154,690	130,898
Other current assets	70,758	97,894
Total current assets	564,502	706,747

Property, plant and equipment, net	1,066,614	984,509

Other assets
Equity investments	106,125	105,588
Other noncurrent assets	65,148	70,912
Total other assets	171,273	176,500
Total assets	$1,802,389	$1,867,756

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$104,464	$133,060
Accrued expenses and other current liabilities	143,304	157,167
Current maturities of debt	25,702	20,753
Total current liabilities	273,470	310,980
Long-term debt	323,854	290,066
Asset retirement obligations	238,883	242,432
Accrued pension benefits	13,875	5,476
Accrued postretirement benefits other than pension	86,772	80,567
Accrued workers’ compensation	219,095	215,599
Other noncurrent liabilities	98,658	82,100
Total liabilities	1,254,607	1,227,220

Stockholders' equity
Common Stock	252	252
Paid-in capital	739,156	730,551
Retained earnings	648,909	731,425
Treasury stock, at cost	(827,381)	(827,381)
Accumulated other comprehensive income (loss)	(13,154)	5,689
Total stockholders’ equity	547,782	640,536
Total liabilities and stockholders’ equity	$1,802,389	$1,867,756

Arch Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2020	2019
	(Unaudited)
Operating activities
Net income (loss)	$(74,623)	$135,581
Adjustments to reconcile to cash from operating activities:
Depreciation, depletion and amortization	61,475	51,873
Accretion on asset retirement obligations	9,992	10,274
Deferred income taxes	13,880	13,385
Employee stock-based compensation expense	8,936	11,473
Gain on disposals and divestitures	(3,180)	(1,415)
Amortization relating to financing activities	1,946	1,826
Gain on property insurance recovery related to Mountain Laurel longwall	(23,518)	-
Changes in:
Receivables	55,817	17,871
Inventories	(23,792)	(47,370)
Accounts payable, accrued expenses and other current liabilities	(42,889)	4,497
Income taxes, net	22,918	24,575
Other	18,960	3,336
Cash provided by operating activities	25,922	225,906

Investing activities
Capital expenditures	(148,561)	(87,854)
Minimum royalty payments	(1,124)	(1,125)
Proceeds from disposals and divestitures	562	1,591
Purchases of short-term investments	(17,707)	(89,454)
Proceeds from sales of short-term investments	86,079	90,424
Investments in and advances to affiliates, net	(1,059)	(3,275)
Proceeds from property insurance recovery related to Mountain Laurel longwall	23,518	-
Cash used in investing activities	(58,292)	(89,693)

Financing activities
Payments on term loan due 2024	(1,500)	(1,500)
Proceeds from equipment financing	53,611	-
Net payments on other debt	(13,592)	(8,845)
Debt financing costs	(1,171)	-
Dividends paid	(7,645)	(15,264)
Purchases of treasury stock	-	(143,142)
Payments for taxes related to net share settlement of equity awards	(331)	-
Other	-	30
Cash provided by (used in) financing activities	29,372	(168,721)

Decrease in cash and cash equivalents	(2,998)	(32,508)
Cash and cash equivalents, beginning of period	153,020	264,937

Cash and cash equivalents, end of period	$150,022	$232,429

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$150,022	$232,429
Restricted cash	-	-

	$150,022	$232,429

Arch Resources, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)

	June 30,	December 31,
	2020	2019
	(Unaudited)
Term loan due 2024 ($290.3 million face value)	$289,427	$290,825
Other	65,085	25,007
Debt issuance costs	(4,956)	(5,013)
	349,556	310,819
Less: current maturities of debt	25,702	20,753
Long-term debt	$323,854	$290,066

Calculation of net debt
Total debt (excluding debt issuance costs)	$354,512	$315,832
Less liquid assets:
Cash and cash equivalents	150,022	153,020
Short term investments	67,237	135,667
	217,259	288,687
Net debt	$137,253	$27,145

Arch Resources, Inc. and Subsidiaries
Operational Performance
(In millions, except per ton data)

	Three Months Ended June 30, 2020		Three Months Ended March 31, 2020		Three Months Ended June 30, 2019
	(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	10.6		14.2		17.1

Segment Sales	$131.0	$12.36	$174.5	$12.32	$207.2	$12.08
Segment Cash Cost of Sales	136.9	12.92	176.4	12.45	193.6	11.29
Segment Cash Margin	(5.9)	(0.56)	(1.8)	(0.13)	13.6	0.79

Metallurgical
Tons Sold	1.5		1.8		1.9

Segment Sales	$112.4	$76.17	$146.5	$82.35	$219.3	$115.87
Segment Cash Cost of Sales	91.4	61.95	103.9	58.42	117.5	62.07
Segment Cash Margin	21.0	14.22	42.6	23.93	101.8	53.80

Other Thermal
Tons Sold	1.0		0.7		1.9

Segment Sales	$30.0	$29.80	$25.5	$34.32	$74.9	$39.09
Segment Cash Cost of Sales	35.6	35.36	27.2	36.61	64.4	33.62
Segment Cash Margin	(5.6)	(5.56)	(1.7)	(2.29)	10.5	5.47

Total Segment Cash Margin	$9.4		$39.0		$125.9

Selling, general and administrative expenses	(19.7)		(22.7)		(25.2)
Other	(0.4)		(3.4)		4.9

Adjusted EBITDA	$(10.7)		$12.9		$105.6

Arch Resources, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated  statement of operations, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended June 30, 2020	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statement of Operations	$133,096	$138,951	$41,297	$6,177	$319,521
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	(259)	(2,486)	-	(2,745)
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	6,143	6,143
Transportation costs	2,143	26,848	13,807	34	42,832
Non-GAAP Segment coal sales revenues	$130,953	$112,362	$29,976	$-	$273,291
Tons sold	10,597	1,475	1,006
Coal sales per ton sold	$12.36	$76.17	$29.80

Quarter ended March 31, 2020	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statement of Operations	$178,460	$182,654	$31,736	$12,382	$405,232
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	(261)	(1,328)	-	(1,589)
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	12,349	12,349
Transportation costs	3,918	36,388	7,555	33	47,894
Non-GAAP Segment coal sales revenues	$174,542	$146,527	$25,509	$-	$346,578
Tons sold	14,172	1,779	743
Coal sales per ton sold	$12.32	$82.35	$34.32

Quarter ended June 30, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the Consolidated Statement of Operations	$210,149	$261,245	$98,205	$623	$570,222
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	-	(1,036)	-	(1,036)
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	623	623
Transportation costs	2,924	41,963	24,339	-	69,226
Non-GAAP Segment coal sales revenues	$207,225	$219,282	$74,902	$-	$501,409
Tons sold	17,149	1,892	1,916
Coal sales per ton sold	$12.08	$115.87	$39.09

Arch Resources, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated statement of operations, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended June 30, 2020	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statement of Operations	$138,026	$118,238	$49,382	$10,702	$316,348
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	(1,011)	-	-	-	(1,011)
Transportation costs	2,143	26,848	13,807	34	42,832
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	9,068	9,068
Other (operating overhead, certain actuarial, etc.)	-	-	-	1,600	1,600
Non-GAAP Segment cash cost of coal sales	$136,894	$91,390	$35,575	$-	$263,859
Tons sold	10,597	1,475	1,006
Cash cost per ton sold	$12.92	$61.95	$35.36

Quarter ended March 31, 2020	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statement of Operations	$179,617	$140,331	$34,770	$20,281	$374,999
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	(686)	-	-	-	(686)
Transportation costs	3,918	36,388	7,555	33	47,894
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	17,885	17,885
Other (operating overhead, certain actuarial, etc.)	-	-	-	2,363	2,363
Non-GAAP Segment cash cost of coal sales	$176,385	$103,943	$27,215	$-	$307,543
Tons sold	14,172	1,779	743
Cash cost per ton sold	$12.45	$58.42	$36.61

Quarter ended June 30, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the Consolidated Statement of Operations	$195,948	$159,419	$88,749	$6,972	$451,088
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	(612)	-	-	-	(612)
Transportation costs	2,924	41,963	24,339	-	69,226
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	4,580	4,580
Other (operating overhead, certain actuarial, etc.)	-	-	-	2,392	2,392
Non-GAAP Segment cash cost of coal sales	$193,636	$117,456	$64,410	$-	$375,502
Tons sold	17,149	1,892	1,916
Cash cost per ton sold	$11.29	$62.07	$33.62

Arch Resources, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company's core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net income (loss)	$(49,324)	$62,840	$(74,623)	$135,581
Provision for (benefit from) income taxes	1,206	91	(585)	161
Interest expense, net	1,730	2,287	3,859	4,576
Depreciation, depletion and amortization	30,167	26,535	61,475	51,873
Accretion on asset retirement obligations	4,986	5,137	9,992	10,274
Costs related to proposed joint venture with Peabody Energy	7,851	3,018	11,515	3,018
Severance costs related to voluntary separation plan	7,437	-	13,265	-
Gain on property insurance recovery related to Mountain Laurel longwall	(14,518)	-	(23,518)	-
(Gain) loss on divestitures	(1,369)	4,304	(1,369)	4,304
Non-service related pension and postretirement benefit costs	1,102	1,336	2,198	3,102
Reorganization items, net	-	16	(26)	(71)

Adjusted EBITDA	$(10,732)	$105,564	$2,183	$212,818
EBITDA from idled or otherwise disposed operations	2,696	5,777	7,795	4,871
Selling, general and administrative expenses	19,738	25,209	42,483	49,298
Other	(906)	(8,996)	(847)	(21,197)

Segment Adjusted EBITDA from coal operations	$10,796	$127,554	$51,614	$245,790

Segment Adjusted EBITDA
Powder River Basin	$(5,362)	$14,696	$(5,944)	$35,279
Metallurgical	20,910	101,936	63,630	193,470
Other Thermal	(4,752)	10,922	(6,072)	17,041

Total Segment Adjusted EBITDA	$10,796	$127,554	$51,614	$245,790